POPULAR, INC. Exhibit 99.1

For additional information:

Teruca Rullán
Senior Vice President
Corporate Communications
917-679-3596, 787-281-5170

Popular, Inc. Announces Restructuring and Integration Plan for Its U.S. Finance
Subsidiary, Popular Financial Holdings

San Juan, Puerto Rico, January 9, 2007 Popular, Inc. (“Popular”) (NASDAQ: BPOP, BPOPO) today announced that its Board of Directors has adopted a Restructuring and Integration Plan for its U.S. consumer finance and mortgage business subsidiary Popular Financial Holdings (“PFH”), including PFH’s internet financial services subsidiary E-LOAN.

Based on a comprehensive strategic and financial assessment of all PFH’s operations by Popular’s management, the Plan calls for PFH to exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses, and consolidate support functions with its sister U.S. banking entity Banco Popular North America (“BPNA”) creating a single integrated North American financial services unit. The Plan calls for an expansion of BPNA’s successful Internet deposit gathering initiative into a robust relationship-based Internet banking platform utilizing E-LOAN’s brand and technology.

In describing the process undertaken by management Richard L. Carrión, Chairman, President and CEO of Popular, stated: “Certainly, our performance has not been up to our standards in large part due to the results at PFH. During 2006 we took measures to boost PFH’s results. Unfortunately those efforts proved to be insufficient. Based on a thorough assessment of PFH’s lines of business we have decided to exit those that are underperforming. We will concentrate on those areas that provide the best opportunity for growth and positive performance.”

PFH Restructuring and Integration Plan

The Restructuring and Integration Plan includes the following:

•	Exiting the wholesale nonprime mortgage origination business at PFH during early first quarter 2007 and shutting down the wholesale broker, retail and call center business divisions;

•	Consolidating support activities at PFH (Finance, Credit Risk, Compliance, Human Resources, Facilities) within BPNA;

•	Integrating PFH’s existing commercial lending businesses (mortgage warehouse, mixed use, and construction lending) into BPNA’s business lending groups;

•	Focusing on the core Equity One network of 140 consumer finance branches in 36 states;

•	Growing the third party mortgage servicing business operated by Popular Mortgage Servicing Inc., a subsidiary of PFH (“PMSI”);

•	Leveraging the E-LOAN brand, technology and internet financial services platform over the next several years to complement BPNA’s community banking growth strategy.

The Plan will result in the elimination of approximately 627 positions out of a total of 2,449 at PFH and its subsidiaries. It is anticipated that 90% of these reductions will be accomplished in the first quarter of 2007 and that the reductions will come principally from businesses being exited and the support functions being consolidated with BPNA. The individuals whose jobs will be eliminated will receive 60 days notice, a transitional severance package, and professional counseling, outplacement and support during this process.

“The Restructuring and Integration Plan has involved taking some very hard decisions, but none more difficult than those requiring workforce reductions.  More than 600 of our colleagues will lose their jobs. Taking care of our people is one of our fundamental values so this is not a happy day for us”, said Carrión.

It is anticipated that the Restructuring and Integration Plan will result in estimated combined charges of $39 million (approximately $19 million representing future cash expenditures) between the fourth quarter of 2006 and the first two quarters of 2007 as follows:

	Q4	First
($ in millions)	2006	Semester 2007	Total

Severance Payments		$11.0	$11.0
Stay and Retention Bonus		1.0	1.0
Lease Terminations		7.0	7.0

Total Restructuring Charges		19.0	19.0

Impairment of Long-Lived Assets	$6.0		6.0
Goodwill Impairment	14.0		14.0
Total restructuring and
Impairment charges	$20.0	$19.0	$39.0

These estimates are preliminary as management continues working on the Restructuring and Integration Plan. The impairment of long- lived assets is mainly composed of software and leasehold improvements. The goodwill impairment charges are attributable to businesses being exited at PFH.

Departure and Appointment of Certain Officers

Carrión also announced that effective immediately, the U.S. mainland operations of Popular North America (BPNA, PFH and their subsidiaries including E-LOAN) will report to Roberto R. Herencia, currently president of BPNA. Cameron E. Williams, who served as President of PFH is retiring from the Company. Mr. Williams will assist Mr. Herencia on transitional matters.

Impact on Earnings

It is anticipated that the cost reduction initiatives resulting from the Restructuring and Integration Plan will result in an expense reduction of approximately $39 million on an annualized basis, related to approximately $34 million in salary and benefits, approximately $3 million in occupancy expenses and approximately $2 million in equipment expenses. As detailed above, it is anticipated that the restructuring and integration initiatives will result in charges to earnings totaling approximately $39 million to be recognized between 2006 and 2007.

###

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year and the Quarterly Report on
Form 10- Q for the fiscal quarter ended September 30, 2006, as amended by Form 10Q-A dated November 22, 2006, as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.